NEVADA GOLD & CASINOS RESTRUCTURES DEBT

-- Company to Host Conference call at 5:30 p.m. ET --

HOUSTON, November 13, 2007 - Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that it has entered into an agreement with its senior lender to restructure its credit facility.

Pursuant to the agreement and as a result of Nevada Gold selling its 43% membership interest in the Isle of Capri-Black Hawk LLC, the Company will pay down approximately $39 million of its credit facility once the transaction closes.  In addition, $13 million of the proceeds will be placed in an investment fund for use by Nevada Gold in future acquisitions. The amendment also extends the term of the credit facility to June 30, 2010.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated,  "We are very pleased to have reached this amendment, which allows us to de-leverage but still provides us with adequate financial flexibility to invest for the future.”

The sale of Nevada Gold's 43% interest in the Isle of Capri-Black Hawk is subject to shareholder approval.

Conference Call
The Company will host a conference call to discuss today’s announcement at 5:30 p.m. Eastern time today, November 13, 2007. To access the call interested parties should call (800) 240-8621, and international participants should dial (303) 262-2005. A replay of the call will be available by dialing (800) 405-2236, passcode 11102400.

About Nevada Gold & Casinos
Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200